Exhibit 5.1

December 16, 2025

Virginia National Bankshares Corporation

404 People Place

Charlottesville, Virginia 22911

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Virginia National Bankshares Corporation, a Virginia corporation (the “Company”), with respect to the offer and sale from time to time of shares of the Company’s common stock, par value $2.50 per share (the “Common Stock”), pursuant to the Virginia National Bankshares Corporation Amended and Restated 2022 Stock Incentive Plan (the “Plan”). In such capacity, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to effect the registration of 150,000 additional shares of Common Stock (the “Shares”) under the Plan.

In this regard, we have examined the Plan and such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinion set forth herein. In rendering this opinion letter, we have assumed, with your permission and without independent verification or inquiry, the (i) genuineness of all signatures on all documents, (ii) authenticity of all documents submitted to us as originals, (iii) conformity to the authentic originals of all documents submitted to us as copies and (iv) legal capacity of all natural persons. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing this opinion letter.

Based on and subject to the foregoing assumptions and other matters, and to the exceptions, exclusions, qualifications and other limitations set forth herein, it is our opinion that the Shares, when issued pursuant to the Registration Statement and in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the application of the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction. Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance arising, or any change in law occurring, after such date.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ WILLIAMS MULLEN